news	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7714

Contact:	David T. Merrill
Chief Financial Officer
and Treasurer
(918) 493-7700 www.unitcorp.com

For Immediate Release…
April 26, 2006

UNIT CORPORATION REPORTS 2006 FIRST QUARTER RESULTS
Revenue Up 65% and Net Income Rises 144%; Net Cash From Operations Up 152%;
Dayrates for Drilling Rigs and Production Output Set New Company Records;
Company Sees All Business Units Expanding Operations to Meet External Demands

Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today its financial and operational results for the three months ended March 31, 2006. Net income for the first quarter of 2006 was $74.9 million, or $1.61 per diluted share, on revenues of $282.8 million, compared with net income of $30.7 million, or $0.67 per diluted share, on revenues of $171.6 million for the first quarter of 2005.

Larry Pinkston, Unit Corporation’s Chief Executive Officer and President said: “We are pleased with the first quarter results and the achievements in all three of our business units. We continue to reach records in the dayrates and margins on our drilling rigs, while our exploration and production segment has continued to increase oil and natural gas production to new record levels. Our gas gathering and processing business continues to expand and achieve record quarterly volumes.”

CONTRACT DRILLING RESULTS
Contract drilling rig rates for the first quarter averaged $17,122 per day, up 67% from the comparable quarter of 2005. Operating margins for the quarter reached an all-time record averaging $8,625 per day (before elimination of intercompany drilling rig profit of $3.2 million) as compared to $3,816 per day (before elimination of intercompany drilling rig profit of $0.9 million) for 2005, an increase of 126%. Unit’s current dayrates average $18,355 per day, or $1,233 per day higher than the 2006 first quarter average. Contract drilling revenues increased 67% between the comparative first quarters to $161.4 million, primarily due to increases in dayrates and the number of working drilling rigs. Average drilling rig utilization was 108.6 drilling rigs in the first quarter of 2006, up 9% from 2005’s first quarter rate of 99.3 drilling rigs. Currently, Unit has 112 operational drilling rigs of which 111 are under contract. Unit’s 112th drilling rig was purchased in January 2006 and was placed into service in mid-April in the active Barnett Shale area of North Texas. The following table illustrates Unit’s rig count at the end of each period and utilization strength during each period:

	1st Qtr 06	4th Qtr 05	3rd Qtr 05	2nd Qtr 05	1st Qtr 05	4th Qtr 04	3rd Qtr 04	2nd Qtr 04	1st Qtr 04
Rigs	111	112	111	103	102	100	100	89	88
Utilization	98%	96%	98%	98%	98%	95%	96%	95%	93%

Unit is in the process of adding four additional 1,500 horsepower SCR drilling rigs. Two of the drilling rigs will be completed and operational in May, while the other two drilling rigs will be completed in June and July.

Regarding the new rig builds, Pinkston said: “The four rigs are under contract at an average dayrate of $23,000. These rigs were built to meet the market’s needs for faster, deeper and safer units. The era of drilling for easy oil and natural gas is long gone. Today, we’re drilling long-reach horizontal wells into over-pressured zones that require the best crews and equipment. These four rigs were built to meet customer’s needs. During the second half of 2006, we will add an additional five rigs through a combination of our internal new build program and our acquisition program to help meet our customers’ demands for additional rigs.”

EXPLORATION AND PRODUCTION RESULTS
First quarter production for Unit’s oil and natural gas operations was 327,000 barrels of oil and 10.7 billion cubic feet (Bcf) of natural gas, a quarterly production record of 12.7 billion cubic feet equivalent (Bcfe) and a 36% equivalent Mcf increase from the first quarter of 2005. Revenues for the first quarter were $94.3 million or 66% higher than 2005’s first quarter. The increase in revenue resulted from record oil and natural gas production and higher prices.

Unit’s average natural gas price for the first quarter of 2006 increased 24% to $7.04 per thousand cubic feet (Mcf) as compared to $5.69 per Mcf for the first quarter of 2005. Unit’s average oil price for the first quarter of 2006 was $54.53 per barrel compared to $44.56 per barrel for the first quarter of 2005, a 22% increase. The following table illustrates Unit’s consistent production growth and aggressive internal drilling program:

	1st Qtr 06	4th Qtr 05	3rd Qtr 05	2nd Qtr 05	1st Qtr 05	4th Qtr 04	3rd Qtr 04	2nd Qtr 04	1st Qtr 04
Production,
Bcfe	12.7	11.8	10.0	9.4	9.3	9.0	8.6	8.3	7.6
Realized
Price,
Mcfe	$7.36	$9.71	$8.28	$6.49	$6.00	$5.96	$5.31	$5.49	$4.93
Wells
Drilled	41	57	52	57	26	58	37	39	34
Success
Rate	88%	100%	90%	89%	92%	86%	84%	92%	79%

During the first quarter of 2006, Unit began drilling operations on 64 wells and completed 41 of those wells with a success rate of 88% compared to the completion of 26 wells with a 92% success rate for the first quarter of 2005. Unit also had 26 wells in progress at the end of the first quarter of 2006.

Unit forecasts its 2006 production should increase at least 18% to 20% in 2006 as compared to 2005. It did not have any oil or natural gas hedging transactions outstanding at March 31, 2006.

“At December 31, 2005, we had 665 locations identified in our prospect inventory. Seventy percent of those locations had internally calculated unrisked probable reserves of 355 Bcfe, almost as much as our 2005 total proved reserve base. Our prospect drilling program is an exciting part of our exploration and drilling program for 2006 and beyond.”

GAS GATHERING AND PROCESSING RESULTS
First quarter 2006 gathering volumes for Unit’s gas gathering and processing operations were 215,341 MMBtu per day, a 101% increase from the first quarter of 2005. The significant increase in volumes gathered per day is primarily attributable to one system that gathered 124,591 MMBtu and 36,932 MMBtu per day during the first quarter of 2006 and 2005, respectively. Operating profit (as defined below in the financial tables) for the first quarter was $2.7 million or 93% higher than 2005’s first quarter.

Unit’s gas gathering and processing operations are conducted through Superior Pipeline Company LLC which operates two natural gas treatment plants, owns five processing plants, 36 active gathering systems and 500 miles of pipeline.

MANAGEMENT COMMENTS
“Our first quarter results set the year off on a good note for Unit with record-setting performances in almost every aspect of our operations,” said Larry Pinkston.

“Customer demand for our drilling rigs is very strong as indicated by the nearly 100% utilization for our fleet. We have four rigs which will be placed into service during the second quarter, and we are optimistic about the continuation of demand for our drilling rigs during 2006.”

“Our exploration and production operations are moving at a strong pace to achieve our yearly goals of replacing at least 150% of the year’s production with new reserves and drilling 235 wells. We continue to realize a growing trend in our production rates due to drill bit success. With crude oil prices currently surpassing the $70 per barrel level, and the 12-month NYMEX natural gas strip price averaging more than $9.00 per MMBtu, Unit is well positioned to post new records for its E&P operations. On April 19, we announced that we signed an agreement to acquire certain oil and natural gas properties from a group of private entities for approximately $32.4 million in cash. The proved oil and natural gas reserves involved in this acquisition consist of approximately 14.2 Bcfe and currently produce 3.0 MMcfe per day. This acquisition is expected to close May 12. These properties have substantial upside potential and we’re looking forward to the integration of these properties into our future development and exploration program.”

WEBCAST
Unit will webcast its first quarter earnings conference call live over the Internet on April 26, 2006 at 11:00 a.m. Eastern Time. To listen to the live call, please go to www.unitcorp.com at least fifteen minutes prior to the start of the call to download and install any necessary audio software. For those who are not available to listen to the live webcast, a replay will be available shortly after the call and will remain on the site for twelve months.

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Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.
This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the productive capabilities of the wells, future demand for oil and natural gas, future drilling rig utilization and dayrates, the timing of the completion of drilling rigs currently under construction, projected additions and date of service to the company’s drilling rig fleet, projected growth of the company’s oil and natural gas production, oil and gas reserve information, anticipated production rates from company wells, anticipated gas gathering and processing rates, the prospective capabilities of offset acreage, anticipated oil and natural gas prices, the number of wells to be drilled by the company, the closing of the pending acquisition, development, operational, implementation and opportunity risks, and other factors described from time to time in the company’s publicly available SEC reports, which could cause actual results to differ materially from those expected.

Unit Corporation
Selected Financial and Operations Highlights
(In thousands except per share and operations data)

	Three Months Ended
	March 31,
	2006	2005
Statement of Income:
Revenues:
Contract drilling	$161,430	$96,681
Oil and natural gas	94,326	56,864
Gas gathering and processing	25,482	18,230
Other	1,570	(195)
Total revenues	282,808	171,580

Expenses:
Contract drilling:
Operating costs	80,309	63,431
Depreciation	11,841	9,610
Oil and natural gas:
Operating costs	18,306	12,413
Depreciation, depletion and amortization	24,182	14,432
Gas gathering and processing:
Operating costs	22,801	16,834
Depreciation	1,150	638
General and administrative	3,966	3,971
Interest	990	687
Total expenses	163,545	122,016
Income Before Income Taxes	119,263	49,564

Income Tax Expense:
Current	30,158	9,417
Deferred	14,192	9,417
Total income taxes	44,350	18,834
Net Income	$74,913	$30,730

Net Income per Common Share:
Basic	$1.62	$0.67
Diluted	$1.61	$0.67
Weighted Average Common
Shares Outstanding:
Basic	46,200	45,800
Diluted	46,414	46,050

	March 31,	December 31,
	2006	2005
Balance Sheet Data:
Current assets	$207,938	$223,685
Total assets	$1,493,153	$1,456,195
Current liabilities	$163,696	$172,512
Long-term debt	$90,300	$145,000
Other long-term liabilities	$51,781	$41,981
Deferred income taxes	$273,965	$259,740
Shareholders’ equity	$913,411	$836,962

	Three Months Ended
	March 31,
	2006	2005
Statement of Cash Flows Data:
Cash Flow From Operations before Changes
in Working Capital (1)	$127,937	$66,267
Net Change in Working Capital	12,912	(10,373)
Net Cash Provided by Operating Activities	$140,849	$55,894

Net Cash Used in Investing Activities	$(81,159)	$(45,000)
Net Cash Used in Financing Activities	$(59,816)	$(11,089)

	Three Months Ended
	March 31,
	2006	2005
Contract Drilling Operations Data:
Rigs Utilized	108.6	99.3
Operating Margins (2)	50%	34%
Operating Profit Before
Depreciation (2) ($MM)	$81.1	$33.3

Oil and Natural Gas Operations Data:
Production:
Oil - MBbls	327	280
Natural Gas - MMcf	10,713	7,653
Average Prices:
Oil - MBbls	$54.53	$44.56
Natural Gas - MMcf	$7.04	$5.69
Operating Profit Before
DD&A (2) ($MM)	$76.0	$44.5

Gas Gathering and Processing
Operations Data:
Gas Gathering - MMBtu/day	215,341	107,254
Gas Processing - MMBtu/day	23,616	30,336
Operating Profit Before
Depreciation (2) ($MM)	$2.7	$1.4
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(1) Unit Corporation considers Unit’s cash flow from operations before changes in working capital an important measure in meeting the performance goals of the company.
(2) Operating profit before depreciation is calculated by taking operating revenues by segment less operating expenses by segment excluding depreciation, depletion, amortization and impairment, general and administrative and interest expense. Operating margins are calculated by dividing operating profit by segment revenue.